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                                                                     Exhibit 5.1

                                                                   July 11, 2000

Cell Therapeutics, Inc.
201 Elliott Avenue West
Seattle, Washington 98119

  Re: Cell Therapeutics, Inc.--Registration Statement on Form S-3

Ladies and Gentlemen:

  At your request, we have examined the Registration Statement on Form S-3 (No.
333-    ), (the "Registration Statement"), filed or to be filed by Cell
Therapeutics, Inc., a Washington corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration pursuant to the Securities Act of 1933, as amended (the "Act"), of 3,000,000 shares of the Company's Common Stock, no par value (the "Common Stock"). The Common Stock is to be sold from time to time as set forth in the Registration Statement.

  Based on such examination, we are of the opinion that when the issuance of the shares of Common Stock has been duly authorized by appropriate corporate action and the shares of Common Stock have been duly issued, sold and delivered, the shares of Common Stock will be legally issued, fully paid and nonassessable.

  We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, and any amendments thereto. In giving such consent, we do not believe that we are "experts" within the meaning of such term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

                                        Very truly yours,

                                        /s/ Wilson Sonsini Goodrich & Rosati

                                        WILSON SONSINI GOODRICH & ROSATI,
                                        Professional Corporation